Exhibit 99.1

Contact:	Liz Werner (Investment Community)	Mark Herr (News Media)
	(O): (212) 770-7074	(O): (212) 770-3505
(C): (718) 685-9348
AIG REPORTS FIRST QUARTER 2011 NET INCOME OF $269 MILLION
First Quarter 2011 After-Tax Operating Income of $2.0 Billion
     NEW YORK, May 5, 2011 — American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $269 million and after-tax operating income of $2.0 billion for the quarter ended March 31, 2011, compared to net income of $1.8 billion and after-tax operating income of $637 million for the first quarter of 2010. The diluted loss per share was $0.35 for the first quarter of 2011, compared with earnings per share of $2.66 for the first quarter of 2010. The 2011 first quarter after-tax operating income per share of $1.30 compared with after-tax operating income per share of $0.95 for the first quarter last year.
     Included in the 2011 first quarter operating results were noteworthy developments, including $1.7 billion of pre-tax catastrophe (CAT) losses related to the Japan earthquake and tsunami, the New Zealand earthquake, and Australian floods; mostly offset by a $1.1 billion valuation gain on AIA Group Limited securities and a $744 million increase in the fair value of AIG’s interest in Maiden Lane III. In addition, the run-off operations of the Capital Markets portfolios earned $277 million pre-tax in the quarter compared to a loss of $86 million a year ago, primarily due to higher unrealized market valuation gains related to the super senior multi-sector credit default swap runoff portfolio.
     Additionally, the 2011 first quarter net income included a final pre-tax charge of $3.3 billion ($2.4 billion after-tax) related to a loss on extinguishment of debt, which resulted from the accelerated amortization of the remaining prepaid commitment fee asset related to the full repayment and termination of the Federal Reserve Bank of New York (FRBNY) Credit Facility more than two years early.
     While earning net income for the quarter, AIG recorded a loss on a per share basis. The per share loss is the result of the deduction from net income available to AIG of two items that are treated as deemed dividends to preferred shareholders under generally accepted accounting principles. The first item is the difference of approximately $427 million between the carrying value of the preferred stock and the fair value of the shares of common stock exchanged for the preferred stock in the recapitalization. The second item is the commitment by AIG to pay the United States Department of the Treasury’s costs to dispose of all of its shares of AIG common stock, estimated at $385 million.
     “We are pleased that we have taken the last, previously announced, non-cash charge for the termination of the FRBNY Credit Facility. During the quarter, we demonstrated the strength and resiliency of our operations and our focus on the fundamentals of providing innovative products and services showed the earnings power of our global franchises,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We have continued to refine how we do business to leverage our global footprint, as we continue to focus on growth, sustained profitability and completely repaying the U.S. taxpayer.
     “The decision of the FRBNY rejecting our offer to purchase the Maiden Lane II portfolio was disappointing. We have quickly reallocated to other investments some of the funds we put aside to purchase Maiden Lane II assets.
180 Maiden Lane • New York, NY 10038

     “At Chartis, our worldwide property-casualty business, first quarter results were affected by significant catastrophe losses related to the Japan earthquake and subsequent tsunami, while overall net premiums increased, customer retention remained strong, pricing was stable, performing better than industry averages, and our reserve positions tracked our expectations. Profitability at SunAmerica Financial Group, our life and retirement services businesses, remained strong as assets grew due to positive cash flow, strong retention, and increased sales across all product lines. We maintained profitability at International Lease Finance Corporation, our aircraft leasing business, while continuing to manage the fleet for sustainable profitability. At United Guaranty Corporation, our mortgage guaranty business, we achieved a small profit amid strong new business production and favorable prior-year development on the second lien business, partially offset by reversals of denials of previous claims on the first lien business as lenders focus more resources towards finding missing loan documentation.”
First Quarter 2011 Highlights
•	Chartis reported an operating loss of $463 million for the first quarter of 2011 compared to operating income of $879 million in the first quarter of 2010, reflecting $1.7 billion of CAT losses, compared to $0.5 billion of CAT losses in the first quarter of 2010. First quarter net premiums written increased 19.9 percent, reflecting the consolidation of Fuji Fire & Marine Insurance Company (Fuji) and modest increases in Chartis’ U.S. business. Excluding Fuji and the impact of foreign exchange, worldwide net premiums written increased 6.2 percent, partly due to increased retention in Chartis U.S., a significant new customer program underwritten in the first quarter, and organic growth in Chartis International.

•	SunAmerica Financial Group (SunAmerica) reported operating income was $1.1 billion for both the first quarter of 2011 and the first quarter of 2010. Premiums, deposits, and other considerations increased 31.4 percent to $6.2 billion compared to $4.7 billion last year, driven by improved results from all product lines.

•	Financial Services reported operating income of $319 million for the first quarter of 2011 compared to an operating loss of $171 million in the first quarter of 2010. These results include operating income of $277 million from Capital Markets for the first quarter compared to an operating loss of $86 million last year and operating income of $117 million from International Lease Finance Corporation (ILFC) for the first quarter compared to an operating loss of $56 million last year. ILFC recorded rental revenues of $1.1 billion and depreciation expense of $453 million on a smaller aircraft fleet compared to last year.

•	AIG’s Parent and Other Operations reported an operating loss of $1.8 billion for the first quarter of 2011 compared to operating income of $38 million in the first quarter of 2010, largely reflecting the final debt extinguishment costs of $3.3 billion pre-tax ($2.4 billion after-tax) primarily related to accelerated amortization of the remaining prepaid commitment fee asset related to the full repayment and termination of the FRBNY Credit Facility. The results include operating income of $13 million from United Guaranty Corporation (UGC) for the first quarter of 2011 compared to operating income of $73 million in the first quarter of 2010. Additionally, AIG’s holdings of AIA and the sale of MetLife securities produced fair value income of $905 million during the quarter.

•	Sales of AIG Star and AIG Edison, included in discontinued operations, generated a $1.9 billion pre-tax gain ($1.4 billion after tax).

•	Total equity was $85.8 billion at March 31, 2011.

AFTER-TAX OPERATING INCOME (LOSS) RECONCILIATION
First Quarter Results

			Per Diluted Share (1)
(in millions, except per share data)	2011	2010	2011	2010

Net income (loss) attributable to AIG	$269	$1,783	$(0.35)	$2.66

To compute after-tax operating income (loss), add losses and deduct gains (amounts are net of tax):
Bargain purchase gain	—	332
Realized capital gains (losses), net of SunAmerica DAC offset and taxes	(376)	(226)
Net gain (loss) on sale of divested businesses	(47)	(76)
Non-qualifying derivative hedging gains (losses)	(69)	(107)
FRBNY Credit Facility total amortization(2)	(2,358)	(415)
Net income from divested businesses	6	484
Deferred income tax valuation allowance (charge) release(3)	(563)	821
Net income (loss) from discontinued operations(4)	1,646	333

After-tax operating income (loss) attributable to AIG	$2,030	$637	$1.30	$0.95

(1)	2010 computation based on net income (loss) available to common shareholders after attribution of net income (loss) to Series C preferred shareholder. No attribution made in 2011 as a result of the completion of the Recapitalization.

(2)	Included in the $3.3 billion pretax loss on extinguishment of debt. Represents the accelerated amortization of the remaining prepaid commitment fee asset related to the full repayment and termination of the FRBNY Credit Facility.

(3)	Tax valuation allowance attributable to continuing operations.

(4)	2011 includes a $1.4 billion after-tax gain on sale of AIG Star and AIG Edison. 2010 includes results of ALICO, AIG Star, AIG Edison, Nan Shan and American General Finance, Inc.
RECAP OF AFTER-TAX OPERATING INCOME
First Quarter Results

(in millions)	2011	2010

Continuing insurance pre-tax operating income (loss):
Chartis	$(463)	$879
SunAmerica Financial Group	1,143	1,119

Sub-Total — Continuing Insurance	680	1,998

ILFC (reported in Financial Services segment)	117	(56)
Mortgage Guaranty (reported in Other)	13	73
Interest on third party debt	(427)	(475)
Other
Maiden Lane III	744	751
Asset Management	488	(10)
Capital Markets	277	(86)
Financial Services Other	(75)	(29)
Miscellaneous Other	115	(188)

Sub-Total — Ongoing Operations	1,932	1,978

AIA and MetLife fair value income	905	—
FRBNY/Treasury interest and return on preferred interest	20	(713)
Income tax (expense) / benefit	(827)	(628)

After-tax operating income (loss) attributable to AIG	$2,030	$637

CHARTIS
     Chartis reported a first quarter operating loss before net realized capital gains (losses) of $463 million, reflecting $1.7 billion of CAT losses comprised of $1.3 billion for the Japan earthquake and tsunami, including losses related to the Japan Earthquake Reinsurance Company (JERC), and $0.4 billion in non-Japan related catastrophe events, including the New Zealand earthquake and Australian floods, compared to $0.5 billion of CAT losses in the first quarter of 2010 from last year’s earthquake in Chile, rain storms in the northeast U.S., Madeira flooding, and the winter freeze in the southeastern U.S. Excluding catastrophe losses, Chartis’ first quarter 2011 operating income before net realized capital gains (losses) was approximately $1.3 billion, reflecting strong net investment income and Chartis’ continued strategy to increase writings in higher-margin, less volatile lines of business.
     The first quarter 2011 combined ratio was 119.0, including 19.9 points from CATs, compared to 102.5 in the first quarter of 2010. The current accident year combined ratio, excluding CATs and prior year development, was 98.7, the same as in the prior year period. There was no significant loss development reported in the first quarter of 2011.
     First quarter 2011 worldwide net premiums written of $9.2 billion increased 19.9 percent compared to the same period last year. Excluding Fuji and the impact of foreign exchange, worldwide net premiums written increased 6.2 percent, partly due to increased retention in Chartis U.S., a significant new customer program underwritten in the first quarter, and organic growth in Chartis International. Pricing has been steady and stronger than industry averages, while key business metrics continued to show a positive trend.
     During the quarter, Chartis announced a cash tender offer for the 45.2 percent of outstanding Fuji shares that it did not already own, as well as outstanding stock acquisition rights. As a result of the offer, at March 31, 2011, Chartis owned 98.4 percent of the aggregate shares of Fuji. This transaction is consistent with Chartis’ strategy to diversify its portfolio of businesses while strengthening its position in the Japanese insurance market.
     Chartis also announced a reorganization of its operations to more strongly focus on global commercial and consumer business. During a transition process, Chartis will continue to report financial results as Chartis U.S. and Chartis International. The new structure will be reflected in public financial filings beginning in the third quarter of 2011.
SUNAMERICA FINANCIAL GROUP
     SunAmerica reported operating income of $1.1 billion in the first quarter of both 2011 and 2010. First quarter 2011 results included higher net investment income due to $178 million higher partnership income and $91 million higher income related to the valuation of Maiden Lane II, partially offset by declines in base yields. This quarter’s results included a $76 million unfavorable DAC unlocking as a result of reductions in spread assumptions in SunAmerica’s group retirement product line. SunAmerica built up a large balance of cash and short-term investments intending to purchase assets from the Maiden Lane II portfolio. With the FRBNY’s decision to reject AIG’s offer to purchase the Maiden Lane II assets, SunAmerica reallocated to other fixed income investments which generally had lower investment yields.
     Assets under management of $253.9 billion at the end of the first quarter increased 8 percent compared to $235.5 billion in the first quarter of 2010. Unrealized gains totaled $4.1 billion compared to $3.3 billion at December 31, 2010.
     Premiums, deposits, and other considerations totaled $6.2 billion, a 31 percent increase from last year, as both fixed annuity and variable annuity deposits showed significant improvements from the prior year. Fixed annuity deposits increased 87 percent over the prior year as certain bank partners negotiated a lower commission in exchange for a higher crediting rate which made our offerings more attractive to policyholders. Variable annuity deposits continued to show improvement, increasing by 113 percent due to competitive product enhancements, reinstatements at a number of key broker-dealers, increased wholesaler productivity and improvements in the equity markets. Group retirement products and retail mutual fund deposits also increased 6 percent and 49 percent, respectively. Life insurance sales grew 17 percent over the first quarter of last year as efforts to re-engage independent distribution and improve productivity of the career agency force continue to produce results.
FINANCIAL SERVICES
     Financial Services reported first quarter operating income before net realized capital gains (losses) of $319 million, compared to an operating loss of $171 million in the first quarter of 2010.
     ILFC reported first quarter operating income of $117 million, compared to an operating loss of $56 million in the first quarter of 2010. During the first quarter of 2011, ILFC recorded rental revenues of $1.1 billion and depreciation expense of $453 million compared to rental revenues of $1.2 billion and depreciation expense of $494 million in the first quarter of 2010, due to a smaller fleet this year. Additionally, ILFC had asset impairment and operating lease related charges of $113 million related primarily to sales and potential sales of 10 aircraft compared to asset impairment and operating lease related charges of $431 million on aircraft agreed to be sold in the first quarter of 2010. ILFC also incurred increased interest expense driven by higher composite borrowing rates.
     Capital Markets, which is on track to complete the active unwind of the remaining AIG Financial Products Corp. (AIGFP) derivatives portfolios by June 30, 2011, reported first quarter operating income of $277 million, compared to an operating loss of $86 million in the first quarter of 2010. The favorable results were driven primarily by unrealized market valuation gains related to AIGFP’s super senior credit default swap portfolio of $323 million and $119 million in the first quarter of 2011 and 2010, respectively.
Status of unwinding AIGFP derivatives portfolios:
•	The notional amount of the AIGFP derivative portfolio fell 63 percent from $755.4 billion at March 31, 2010, to $278.5 billion at March 31, 2011, including $56.7 billion of super senior credit default swap contracts at March 31, 2011.

•	The number of outstanding trade positions fell by approximately 11,500, or 80 percent, from approximately 14,300 at March 31, 2010, to approximately 2,800 at March 31, 2011. The March 31, 2011, trade count excludes approximately 4,800 trade positions that are non-derivative asset and liability positions whose management was transferred to the Direct Investment business of AIG in 2010.

•	Net collateral posted in connection with the AIGFP portfolio and the Direct Investment business declined from $14.7 billion at March 31, 2010, to $10.2 billion at March 31, 2011.
PARENT & OTHER SEGMENT
     AIG’s Parent and Other Operations reported a first quarter operating loss of $1.8 billion, compared to operating income of $38 million in the first quarter of 2010, largely reflecting the final pre-tax $3.3 billion loss on the extinguishment of debt, primarily for the accelerated amortization of the remaining prepaid commitment fee asset related to the full repayment and termination of the FRBNY Credit Facility. In addition, holdings of AIA and the sale of MetLife securities produced fair value income of $905 million during the quarter, reflecting a valuation gain of $1.1 billion on AIA securities offset by a loss of $157 million related to the sale of the

MetLife securities. Unallocated corporate expenses of $68 million in the quarter were down from $180 million in the first quarter of 2010, reflecting declining restructuring expenses.
     United Guaranty Corporation, AIG’s mortgage guaranty insurer, reported operating income of $13 million for the first quarter of 2011, compared to operating income of $73 million in the first quarter of 2010. The results reflect lower earned premiums due to businesses put into run-off in 2008, higher losses incurred due to higher overturns of previously denied or rescinded claims in the first lien business, and lower favorable loss development realized versus the first quarter of 2010; partially offset by the favorable impact of an operational change in the mitigation of second lien claims.
     AIG’s Direct Investment business had first quarter operating income of $488 million before net realized capital gains (losses) compared to operating income of $15 million in the first quarter of 2010, primarily driven by lower impairments on fixed maturity and real estate investments and higher fair value gains on investments, partially offset by spreads narrowing on liabilities.
     The fair value of AIG’s interest in Maiden Lane III increased $744 million during the first quarter, consistent with an increase of $751 million in the first quarter of 2010.
Conference Call
     AIG will host a conference call tomorrow, May 6, 2011, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at http://www.aig.com. A replay will be available after the call at the same location.
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     Additional supplementary financial data is available in the Investor Information section at www.aig.com.
     It should be noted that the conference call, the earnings release and the financial supplement may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things: the timing of the disposition of the ownership position of the United States Department of the Treasury (“the Treasury Department”) in AIG; the timing and method of repayment of the preferred interests in AIA Aurora LLC held by the Treasury Department; AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets and state and municipal bond issuers; AIG’s strategy for risk management; AIG’s ability to retain and motivate its employees; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share goals; AIG’s strategy to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include: actions by credit rating agencies; changes in market conditions; the occurrence of catastrophic events; significant legal proceedings; concentrations in AIG’s investment portfolios, including its municipal bond portfolio; judgments concerning casualty insurance underwriting and reserves; judgments concerning the recognition of deferred tax assets; and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and in Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2010. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
     American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the first quarter 2011 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of the effect of tax benefits not obtained for losses incurred, results from divested businesses, discontinued operations, amortization of the FRBNY commitment fee asset, the recognition of other-than-temporary impairments, restructuring-related activities, conversion of the Series C, E and F Preferred Stock, realized capital gains (losses), net of SunAmerica DAC offset, partnership income, other enhancements to income, the effect of non-qualifying derivative hedging activities, the effect of goodwill impairments, credit valuation adjustments, unrealized market valuation gains (losses), the effect of catastrophe-related losses and prior year loss development, asbestos losses, foreign exchange rates, deferred income tax valuation allowance charges, and the bargain purchase gain on the Fuji acquisition.
     In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other-than-temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes it should present and discuss its financial information in a manner most meaningful to its financial statement users. Underwriting profit (loss) is utilized to report results for Chartis operations. Operating income (loss), which is before net realized capital gains (losses) and related DAC and sales inducement asset (SIA) amortization and goodwill impairment charges, is utilized to report results for SunAmerica Financial Group (SunAmerica) operations. Results from discontinued operations and net gains (losses) on sales of divested businesses are excluded from these measures. AIG believes that these measures allow for a better assessment and enhanced understanding of the operating performance of each business by highlighting the results from ongoing operations and the underlying profitability of its businesses. When such measures are disclosed, reconciliations to GAAP pre-tax income are provided.
     Life and retirement services production (premiums, deposits and other considerations and life insurance CPPE sales) is a non-GAAP measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. AIG uses this measure because it is a standard measure of performance used in the insurance industry and thus allows for more meaningful comparisons with AIG’s insurance competitors.
     In light of the company’s significant divestiture and restructuring-related activities, AIG revised its definition of after-tax operating income (loss) (formerly adjusted net income) in the fourth quarter of 2010. AIG revised the definition in order to present and discuss its financial information in a manner most meaningful to financial statement users. AIG’s definition of after-tax operating income (loss) was revised to exclude income (loss) from divested businesses that did not qualify for discontinued operations accounting treatment, amortization of the FRBNY prepaid commitment fee asset, goodwill impairment charges arising from divestiture-related activities, the DAC offset associated with net realized capital gains (losses) for SunAmerica, and deferred income tax valuation allowance charges and releases.
     AIG believes that this revised measure of after-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses, without the distortive effects of the highly unusual events that have affected AIG since 2008. In addition, the DAC offset adjustment is a common adjustment for non-GAAP operating financial measures in the life insurance industry, and is a better measure of how AIG assesses the operating performance of SunAmerica’s operations.
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American International Group, Inc.
Financial Highlights*
(in millions, except share data)

	Three Months Ended March 31,
			% Inc.
	2011	2010 (a)	(Dec.)
Chartis Insurance Operations:
Net Premiums Written	$9,166	$7,644	19.9%

Net Premiums Earned	8,651	7,641	13.2
Claims and claims adjustment expenses incurred	7,756	5,459	42.1
Underwriting expenses	2,537	2,374	6.9

Underwriting profit (loss)	(1,642)	(192)	(755.2)
Net Investment Income	1,179	1,071	10.1

Operating Income (Loss)	(463)	879	—
Net Realized Capital Gains (b)	47	137	(65.7)
Bargain Purchase Gain (c)	—	332	—

Pre-tax Income (Loss)	(416)	1,348	—

Loss Ratio	89.7	71.4
Expense Ratio	29.3	31.1

Combined Ratio	119.0	102.5

SunAmerica Financial Group Operations:
Premiums	621	667	(6.9)
Policy fees	684	648	5.6
Deposits and other considerations not included in revenues under GAAP	4,921	3,422	43.8

Premiums, deposits and other considerations	6,226	4,737	31.4
Net Investment Income	2,754	2,707	1.7
Operating Income	1,143	1,119	2.1
Amortization (expense) benefit of DAC, VOBA, and SIA related to net realized capital gains (losses)	17	4	325.0
Net Realized Capital Losses (b)	(220)	(796)	72.4

Pre-tax Income	940	327	187.5

Financial Services Operations:
Operating Income (Loss)	319	(171)	—
Net Realized Capital Gains (Losses) (b)	6	(31)	—

Pre-tax Income (Loss)	325	(202)	—

Other Operations, before Net Realized Capital Gains (Losses)	(1,767)	38	—
Other Operations, Net Realized Capital Gains (Losses) (b)	(438)	165	—
Consolidation and Elimination Adjustments (b)	(24)	(35)	31.4

Income (Loss) from Continuing Operations before Income Tax Benefit	(1,380)	1,641	—
Income Tax Benefit	(200)	(447)	55.3

Income (Loss) from Continuing Operations	(1,180)	2,088	—
Income from Discontinued Operations, net of income tax expense	1,653	343	381.9

Net Income	473	2,431	(80.5)
Less:
Net Income from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests	252	519	(51.4)
Other	(55)	119	—

Total Net Income from Continuing Operations Attributable to Noncontrolling Interests	197	638	(69.1)
Net Income from Discontinued Operations Attributable to Noncontrolling interest	7	10	(30.0)

Total net income attributable to noncontrolling interests	204	648	(68.5)

Net Income Attributable to AIG	269	1,783	(84.9)%

Net Income (Loss) Attributable to AIG Common Shareholders	$(543)	$359	—

Financial Highlights —continued

	Three Months Ended March 31,
			% Inc.
	2011	2010 (a)	(Dec.)
Net Income Attributable to AIG	$269	$1,783	(84.9)%
Income from Discontinued Operations Attributable to AIG, net of tax	1,646	333	394.3
Net Loss on Sale of Divested Businesses, net of tax	(47)	(76)	38.2
Net Income from Divested Businesses, net of tax	6	484	(98.8)
Deferred Income Tax Valuation allowance (charge) / release	(563)	821	—
Amortization of FRBNY prepaid commitment fee asset, net of tax	(2,358)	(415)	(468.2)
Net Realized Capital Gains (Losses)	(387)	(229)	(69.0)
SunAmerica DAC offset related to Net Realized Capital Gains(Losses)	11	3	266.7
Non-qualifying Derivative Hedging Losses , net of tax	(69)	(107)	35.5
Bargain Purchase Gain	—	332	—

After-Tax Operating Income Attributable to AIG	$2,030	$637	218.7

Income (Loss) Per Common Share — Diluted:
Net Income (Loss) Attributable to AIG Common Shareholders	$(0.35)	$2.66	—

After-Tax Operating Income Attributable to AIG Common Shareholders	$1.30	$0.95	36.8

Book Value Per Common Share on AIG Shareholders’ Equity (d)	$47.32	$558.26	(91.5)
Pro forma Book Value Per Common Share on AIG Shareholders’ Equity (e)	$47.66	$45.18	5.5%

Return on equity	1.3%	9.8%
Return on equity After-Tax Opertaing Income (f)	10.4%	3.9%
Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2010 to conform to the 2011 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.

(c)	Represents a bargain purchase gain related to the purchase of additional voting shares of Fuji.

(d)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(e)	In 2010, Pro forma book value per common share computation gives effect to the Recapitalization.

(f)	Computed using adjusted shareholders’ equity, which excludes Accumulated other comprehensive income.